CERTIFICATE OF DESIGNATIONS OF

5.625% CONVERTIBLE PERPETUAL PREFERRED SHARES

OF ENERGY XXI (BERMUDA) LIMITED

ENERGY XXI (BERMUDA) LIMITED, a Bermuda exempted company (the “Company”), certifies that pursuant to the authority contained in Bye-Law 5 of its Bye-Laws, the Board of Directors of the Company, at a meeting held on October 28, 2010, duly approved the issuance of preferred shares of par value US$0.001 each with the rights contained in this Certificate of Designation:

1.           Designation and Amount; Ranking

(a)           There shall be created from the currently available and authorized 1,819,500 shares of preferred shares, par value $0.001 per share (the “Preferred Stock”), of the Company authorized to be issued pursuant to the Memorandum of Association (as herein defined) and Bye-Laws (as herein defined), a series of preferred shares, designated as the “5.625% Convertible Perpetual Preferred Shares,” par value $0.001 per share (the “Convertible Preferred Stock”), and the designated number of shares of Convertible Preferred Stock shall be 1,150,000.  Shares of Convertible Preferred Stock that are redeemed, purchased or otherwise acquired by the Company, or converted into shares of Common Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock.

(b)           The Convertible Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Company, ranks: (i) senior to all Junior Stock (as herein defined); (ii) on a parity, in all respects, with all Parity Stock (as herein defined); and (iii) junior to all Senior Stock (as herein defined), in each case as provided more fully herein. The Company’s ability to issue any class or series of Senior Stock (or any security convertible into Senior Stock) shall be subject to Section 5(a)(v).

2.           Definitions.  As used herein, the following terms shall have the following meanings:

(a)           “7.25% Preferred Stock” shall mean all issued and outstanding shares of the Company’s 7.25% Convertible Perpetual Preferred Shares.

(b)           “Accrued Dividends” shall mean, with respect to any share of Convertible Preferred Stock, as of any date, the accrued and unpaid dividends on such share from, and including, the most recent Dividend Payment Date (or November 3, 2010, if such date is prior to the first Dividend Payment Date) to, but not including, such date.

(c)           “Accumulated Dividends” shall mean, with respect to any share of Convertible Preferred Stock, as of any date, the aggregate accumulated and unpaid dividends on such share from November 3, 2010 until the most recent Dividend Payment Date on or prior to such date.

(d)           “Additional Shares” shall have the meaning set forth in Section 4A.

(e)           “Affiliate” shall have the meaning ascribed to it, on the date hereof, under Rule 405 of the Securities Act.

(f)           “Agent Members” shall have the meaning set forth in Section 10(a).

(g)           “Board of Directors” shall mean the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

(h)           “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or executive order to close.

(i)           “Bye-Laws” shall mean the Bye-Laws of the Company, as amended from time to time.

(j)           “Certificated Convertible Preferred Stock” shall have the meaning set forth in Section 10(a)(iii).

(k)           “close of business” means 5:00 p.m. (New York City time).

(l)           “Closing Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on NASDAQ or, if the Common Stock is not listed on NASDAQ, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed, the Closing Sale Price will be an amount determined in good faith by the Board of Directors be the fair value of the Common Stock.

(m)           “Common Stock” shall mean the common shares, par value $0.005 per share, of the Company or any other capital stock of the Company into which such Common Stock shall be reclassified or changed.

(n)           “Company” shall mean Energy XXI (Bermuda) Limited, a Bermuda exempted company.

(o)           “Continuing Directors” shall mean (i) individuals who on the date of original issuance of the Convertible Preferred Stock constituted the Board of Directors or (ii) any new directors whose election to the Board of Directors or whose nomination for election by the Company’s shareholders was approved by at least a majority of the Company’s directors then still in office (or a duly constituted committee thereof) who were either directors on the date of original issuance of the Convertible Preferred Stock or whose election or nomination for election was previously so approved.

(p)           “Conversion Date” shall have the meaning set forth in Section 7(b).

(q)           “Conversion Price” shall mean the amount determined by dividing the Liquidation Preference by the Conversion Rate at such time.

(r)           “Convertible Preferred Stock” shall have the meaning set forth in Section 1(a).

(s)           “Conversion Rate” shall mean 9.8353 shares of Common Stock per share of Convertible Preferred Stock, subject to adjustment as set forth in Section 7(d).

(t)           “Daily VWAP” shall mean the average of the per share volume-weighted average prices of the Common Stock for each day, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “EXXI <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on each such Trading Day (or if such volume-weighted average price is unavailable on any such day, the Closing Sale Price shall be used for such day). The per share volume-weighted average price on each such day will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

(u)           “DTC” or “Depository” shall mean The Depository Trust Company, or any successor depository.

(v)           “Dividend Agent” shall have the meaning set forth in Section 3A(d).

(w)           “Dividend Payment Date” shall mean March 15, June 15, September 15 and December 15 of each year, commencing on March 15, 2011.

(x)           “Dividend Rate” shall mean the rate per annum of 5.625% per share of Convertible Preferred Stock on the Liquidation Preference.

(y)           “Dividend Record Date” shall mean, with respect to any Dividend Payment Date, the March 1, June 1, September 1 or December 1 immediately preceding such Dividend Payment Date.

(z)           “Effective Date” shall mean the date on which a Fundamental Change event occurs.

(aa)           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(bb)           “Ex-Date,” when used with respect to any issuance or distribution on the Common Stock or any other securities, means the first date on which the Common Stock or such other securities trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question from the Company or, if applicable, from the seller of the Common Stock or such other security on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

(cc)           “Expiration Date” shall have the meaning set forth in Section 4(b).

(dd)           “Fundamental Change” shall mean the occurrence of any of the following:

(1)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions) other than the Company or any of its subsidiaries, is or becomes the beneficial owner, directly or indirectly, through a purchase, merger or other acquisition transaction, of 50% or more of the total voting power of all classes of the Company’s Voting Stock;

(2)           the Company consolidates with, or merges with or into, another person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) or any person consolidates with or merges with or into the Company, or the Company conveys, transfers, leases or otherwise disposes of all or substantially all of the Company’s assets to any person (other than a direct or indirect wholly owned subsidiary of the Company’s), other than:

(A)           any transaction pursuant to which the holders of the Company’s capital stock immediately prior to the transaction collectively have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all classes of Voting Stock of the continuing or surviving person immediately after the transaction; or

(B)           any merger solely for the purpose of changing the Company’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into common shares of the surviving entity;

(3)           the first day on which a majority of the members of the Board of Directors does not consist of Continuing Directors;

(4)           the Company approves a plan of liquidation or dissolution; or

(5)           the Common Stock ceases to be listed on a national or regional securities exchange or quoted on the NASDAQ or an over-the-counter market in the United States.

For purposes of the foregoing, beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person shall be deemed to own any securities that such person has a right to acquire, whether such right is exercisable immediately or only after the passage of time. The term “person” shall include any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

Notwithstanding the foregoing, a Fundamental Change will be deemed not to have occurred in the case of a merger or consolidation if (i) at least 90% of the consideration for the Common Stock (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of Publicly-Traded Common Stock and (ii) as a result of such transaction or transactions the shares of Convertible Preferred Stock become convertible into such Common Stock.

(ee)           “Fundamental Change Notice” shall have the meaning set forth in Section 4(a).

(ff)            “Global Convertible Preferred Stock” shall have the meaning set forth in Section 10(a)(i).

(gg)          “Holder” or “holder” shall mean a holder of record of the Convertible Preferred Stock.

(hh)          “Issue Date” shall mean November 3, 2010, the original date of issuance of the Convertible Preferred Stock.

(ii)            “Junior Stock” shall mean all classes of the Company’s Common Stock and each other class of capital stock or series of preferred shares established after the Issue Date, by the Board of Directors, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Convertible Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

(jj)            “Liquidation Preference” shall mean, with respect to each share of Convertible Preferred Stock, $250.

(kk)          “Make-Whole Premium” shall have the meaning set forth in Section 4A.

(ll)            “Market Disruption Event” shall mean (1) a failure by NASDAQ or, if the Common Stock is not listed on NASDAQ, the principal U.S. national or regional securities exchange on which the Common Stock is listed or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Common Stock is then traded, to open for trading during its regular trading session or (2) the occurrence or existence prior to 1:00 p.m. on any Trading Day for the Common Stock of an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock.

(mm)         “Market Value” shall mean the average of the Daily VWAP of the Common Stock for each day during a 10 consecutive Trading-Day period ending immediately prior to the date of determination.

(nn)           “Memorandum of Association” shall mean the Company’s Memorandum of Association, as amended from time to time.

(oo)           “NASDAQ” shall mean The NASDAQ Capital Market.

(pp)           “Officer” shall mean the Chairman of the Board of Directors, the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Company.

(qq)           “Officers’ Certificate” shall mean a certificate signed by two Officers.

(rr)             “opening of business” means 9:00 a.m. (New York City time).

(ss)           “Parity Stock” shall mean the 7.25% Preferred Stock and any class of capital stock or series of preferred shares established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Convertible Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

(tt)            “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

(uu)           “Preferred Stock” shall have the meaning set forth in Section 1(a).

(vv)           “Publicly-Traded Common Stock” shall mean common stock of a United States company traded on a national securities exchange (or which will be so traded when issued or exchanged in connection with a merger or consolidation that constitutes a Fundamental Change).

(ww)         “Reference Property” shall have the meaning set forth in Section 7(h).

(xx)           “SEC” or “Commission” shall mean the Securities and Exchange Commission.

(yy)          “Securities Act” shall mean the Securities Act of 1933, as amended.

(zz)           “Senior Stock” shall mean each class of capital stock or series of preferred shares established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Convertible Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

(aaa)         “Spin-off” shall have the meaning set forth in Section (7)(d)(iii).

(bbb)        “Stock Price” shall mean (i) if holders of the Common Stock receive only cash in the transaction constituting a Fundamental Change, the cash amount paid per share or (ii) otherwise, the average of the Closing Sale Prices of the Common Stock on the five Trading Days prior to but not including the Effective Date.

(ccc)         “Trading Day” shall mean a day during which (i) trading in securities generally occurs on NASDAQ or, if the Common Stock is not listed on NASDAQ, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Common Stock is then traded and (ii) there is no Market Disruption Event. A “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system. If the Common Stock is not so listed or traded, “Trading Day” means a Business Day.

(ddd)        “Transaction” shall have the meaning set forth in Section 7(h).

(eee)         “Transfer Agent” shall mean Continental Stock Transfer and Trust Company, acting as the Company’s duly appointed transfer agent, registrar, conversion agent and dividend disbursing agent for the Convertible Preferred Stock. The Company may, in its sole discretion, remove the Transfer Agent with 10 days’ prior notice to the Transfer Agent; provided that the Company shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.

(fff)           “Trigger Event” shall have the meaning set forth in Section 7(d)(ii).

(ggg)        “Voting Stock” of any Person shall mean the capital stock of such Person that is at the time entitled, without regard to the occurrence of any contingency, to vote in the election of the board of directors (or comparable governing body) of such Person.

(hhh)        “Voting Rights Class” shall have the meaning set forth in Section 5(a)(i).

(iii)            “Voting Rights Triggering Event” shall mean dividends on the Convertible Preferred Stock being in arrears and unpaid with respect to six or more quarterly dividend payment periods (whether or not consecutive).

3.             Dividends.

(a)           Holders of shares of Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, as permitted by Section 54 of the Companies Act, 1981, out of funds of the Company legally available for payment, cumulative dividends at the Dividend Rate (equivalent to $14.0625 per annum per share). Dividends on the Convertible Preferred Stock shall be payable quarterly in arrears at the Dividend Rate, and shall accumulate, whether or not earned or declared, from the most recent date to which dividends have been paid, or if no dividends have been paid, from November 3, 2010 (whether or not in any dividend period or periods there shall be funds of the Company legally available for the payment of such dividends), and may be paid in cash, in Common Stock or any combination thereof as provided pursuant to Section 3A. Dividends payable for each full dividend period shall be computed by dividing the annual payment at the applicable Dividend Rate by four and shall be payable in arrears on each Dividend Payment Date (commencing on March 15, 2011) for the quarterly period ending immediately prior to such Dividend Payment Date, to the holders of record of Convertible Preferred Stock as they appear on the Company’s share register at the close of business on the relevant Dividend Record Date. Accumulations of dividends on shares of Convertible Preferred Stock shall not bear interest. Dividends payable for any period less than a full dividend period (based upon the number of days elapsed during the period) shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(b)           No dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum or number of shares of Common Stock have been set apart for the payment of such dividend, upon all outstanding shares of Convertible Preferred Stock.

(c)           No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and cash in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by the Company or on behalf of the Company (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)), unless all Accumulated Dividends shall have been or contemporaneously are declared and paid, or are declared and a sum or number of shares of Common Stock sufficient for the payment thereof is set apart for such payment, on the Convertible Preferred Stock and any Parity Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the preceding, if full dividends have not been paid on the Convertible Preferred Stock and any Parity Stock, dividends may be declared and paid on the Convertible Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Convertible Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Convertible Preferred Stock and such other Parity Stock bear to each other.

(d)           Holders of shares of Convertible Preferred Stock shall not be entitled to any dividends on the Convertible Preferred Stock, whether payable in cash, property or shares, in excess of full cumulative dividends.

(e)           The holders of shares of Convertible Preferred Stock at the close of business on a Dividend Record Date shall be entitled to receive the dividend payment on those shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following that Dividend Record Date or the Company’s default in payment of the dividend due on that Dividend Payment Date. However, shares of Convertible Preferred Stock surrendered for conversion during the period between the close of business on any Dividend Record Date and the close of business on the Business Day immediately preceding the applicable Dividend Payment Date must be accompanied by payment of an amount of cash equal to the dividend payable on such shares on that Dividend Payment Date (assuming such dividend is payable in cash whether or not the Company has elected to pay all or a portion of such dividend in shares of Common Stock). A holder of shares of Convertible Preferred Stock on a Dividend Record Date who (or whose transferee) surrenders any shares for conversion on the corresponding Dividend Payment Date shall receive the dividend payable by the Company on the Convertible Preferred Stock on that date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Convertible Preferred Stock for conversion. Except as provided in Sections 4(b) and 7, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon conversion.

3A.         Method of Payment of Dividends

(a)           Subject to the restrictions set forth herein, dividends on the Convertible Preferred Stock may be paid:

(i)           in cash;

(ii)          by delivery of shares of Common Stock; or

(iii)         through any combination of cash and Common Stock.

(b)           If the Company elects to make any such payment, or any portion thereof, in shares of Common Stock, such shares shall be valued for such purpose, in the case of any dividend payment or portion thereof, at 95% of the Market Value as determined on the second Trading Day immediately prior to the Dividend Record Date for such dividend.

(c)           The Company shall make each dividend payment on the Convertible Preferred Stock in cash, except to the extent the Company elects to make all or any portion of such payment in shares of the Common Stock. The Company shall give Holders notice of any such election and the portion of such payment that will be made in cash and the portion that will be made in Common Stock 15 Business Days prior to the Dividend Record Date for such dividend.

(d)           If the Company elects to pay all or a portion of a dividend on the Convertible Preferred Stock in the form of shares of Common Stock, the Company shall deliver such shares to the Transfer Agent or another agent (in such capacity, the “Dividend Agent”) on behalf of the holders of the Convertible Preferred Stock and shall instruct, at the Company’s sole option, the Dividend Agent to either:

(i)           sell such shares for cash on behalf of the holders of the Convertible Preferred Stock and deliver the net proceeds to the holders less any deductions for withholding taxes; or

(ii)          deliver such shares to or for the account of the holders less any shares required to be sold for withholding taxes.

(e)           If the Company pays all or a portion of a dividend in the form of shares of Common Stock, any such shares of Common Stock delivered to the Dividend Agent shall be owned beneficially by the holders of the Convertible Preferred Stock upon delivery to the Dividend Agent, and the Dividend Agent shall hold such shares and any net cash proceeds from the sale of such shares for the exclusive benefit of the holders.  If the Company elects to deliver shares to the Dividend Agent on behalf of the holders of the Convertible Preferred Stock for sale for cash on behalf of such holders, the Dividend Agent shall serve as the designated agent of the holders of the Convertible Preferred Stock in making such sales. By purchasing and or acquiring the Convertible Preferred Stock, each holder of Convertible Preferred Stock is deemed to appoint the Dividend Agent as such holder’s agent for the sale of any shares of Common Stock that are delivered to the Dividend Agent, on such holder’s behalf, upon payment of dividends on the Convertible Preferred Stock.  For all purposes of this Certificate of Designations, a dividend shall be deemed paid upon delivery of shares of Common Stock to the Dividend Agent in accordance with the foregoing.

(f)           The net proceeds of any sales of shares of Common Stock delivered to the Dividend Agent as dividend payments shall be distributed to holders of Convertible Preferred Stock on a pro rata basis based on the aggregate Liquidation Preference of the outstanding shares of Convertible Preferred Stock less any deductions for withholding taxes as determined on a holder-by-holder basis.

(g)           In order to satisfy any obligation to withhold taxes arising from any payment of a dividend or deemed dividend with respect to the Convertible Preferred Stock, by purchasing and or acquiring the Convertible Preferred Stock, each holder of the Convertible Preferred Stock is deemed to authorize the Company and the Dividend Agent to make any deductions required by law, and pay to any taxing authority any amount necessary to satisfy such obligation, including the payment of any portion or all of the net cash proceeds resulting from the sale of shares of Common Stock that are owned beneficially by such holder of the Convertible Preferred Stock.

(h)           If a record holder of Convertible Preferred Stock gives notice to the Dividend Agent at least 10 days prior to the applicable Dividend Payment Date not to sell shares of Common Stock to be delivered as dividend payment to the Dividend Agent and held on behalf of such holder, the Dividend Agent shall deliver to or for the account of such holder, promptly after receipt by the Dividend Agent, the shares of Common Stock issued in payment of such dividend except any shares required to be deducted on account of withholding taxes.

(i)           Notwithstanding the foregoing, the Company shall not pay any portion of a dividend on the Convertible Preferred Stock by delivery of Common Stock unless the Common Stock to be delivered as payment therefor is freely transferable under United States securities laws by the recipient without further action on its behalf, other than by reason of the fact that such recipient is the Company’s Affiliate, or a shelf registration statement relating to that Common Stock has been filed with the SEC and is effective to permit the resale of that Common Stock by the holders thereof.

4.           Special Rights Upon a Fundamental Change

(a)           The Company must give notice (a “Fundamental Change Notice”) of each Fundamental Change to all record Holders of the Convertible Preferred Stock, by the later of 20 Business Days prior to the anticipated Effective Date (determined in good faith by the Board of Directors) of the Fundamental Change and the first public disclosure by the Company of the anticipated Fundamental Change.

(b)           If a Holder converts its Convertible Preferred Stock at any time beginning at the opening of business on the Trading Day immediately following the Effective Date of such Fundamental Change and ending at the close of business on the 30th Trading Day immediately following such Effective Date (the “Expiration Date”), the Holder shall automatically receive, with respect to each converted share of Convertible Preferred Stock, the greater of:

(i)           (A) a number of shares of Common Stock, as calculated pursuant to Section 7 (with such adjustment or cash payment for fractional shares as the Company may elect pursuant to Section 9) plus the Make-Whole Premium, if any, pursuant to Section 4A; and

(ii)           a number of shares of Common Stock equal to the lesser of (A) the Liquidation Preference divided by the Market Value of the Common Stock as of the Effective Date and (B) 24.0964 (subject to adjustment as provided in Section 7(d)).

In addition to the number of shares of Common Stock issuable upon conversion of each share of Convertible Preferred Stock at the option of the holder on any conversion date during the period referred to in the previous sentence, each converting holder will have the right to receive an amount equal to all Accumulated Dividends on such converted shares of Convertible Preferred Stock, whether or not declared prior to that date, for all prior dividend periods ending on or prior to the Dividend Payment Date immediately preceding the conversion date (other than previously declared dividends on the Convertible Preferred Stock payable to holders of record as of a prior date), provided that the Company is then legally permitted to pay such dividends.  If the Company is not then legally permitted to pay such dividends, then no such payment shall become due. The amount payable in respect of such dividends will be paid in cash, shares of Common Stock (or Publicly-Traded Common Stock of the acquiror, if applicable) or a combination thereof in accordance with the provisions, including the provisions setting forth the method for valuing the Common Stock (which shall also apply to any Publicly-Traded Common Stock of the acquiror) set forth in Section 3A (except that notwithstanding Section 3A(c), the Company shall not be required to give advance notice of its elections to pay such amounts in cash or Common Stock).

(c)           In lieu of issuing the number of shares of Common Stock issuable upon conversion pursuant to Section 4(b), the Company may, at its option, make a cash payment equal to the Market Value determined for the period ending on the Effective Date for each such share of Common Stock otherwise issuable upon conversion.

(d)           On or before the Expiration Date, each holder of shares of Convertible Preferred Stock wishing to exercise its conversion right pursuant to this Section 4 shall comply with the procedures specified in Section 7(b).

(e)           The Fundamental Change Notice shall be given by first-class mail to each record holder of shares of Convertible Preferred Stock, at such holder’s address as the same appears on the books of the Company. Each such notice shall state (i) the anticipated Effective Date; (ii) that the Expiration Date is the 30th Trading Day immediately following the Effective Date; (iii) the name and address of the Transfer Agent; (iv) the procedures that holders must follow to exercise the Fundamental Change Option; and (v) whether the Company will issue shares of Common Stock or pay cash upon conversion in connection with a Fundamental Change.

4A.           Determination of the Make-Whole Premium.

(a)           If a Holder elects to convert its shares of Convertible Preferred Stock upon the occurrence of a Fundamental Change, the Conversion Rate will be increased by the number of shares set forth in the table below (the “Additional Shares” or “Make-Whole Premium”).

(b)           The Company shall only be required to deliver the Make-Whole Premium with respect to shares of Convertible Preferred Stock surrendered for conversion from and after the opening of business on the Trading Day immediately following the Effective Date of the Fundamental Change until the close of business on the 30th Trading Day following such Effective Date.

(c)           The number of Additional Shares shall be determined by reference to the table below, based on the Effective Date of the Fundamental Change and the Stock Price.

	Stock Price(1)
Effective Date	$20.75	$22.50	$25.00	$27.50	$30.00	$33.04	$35.00	$40.00	$45.00	$50.00	$60.00	$70.00	$80.00	$100.00
November 3, 2010	2.2128	2.0356	1.6889	1.4233	1.2161	1.0203	0.9185	0.7191	0.5781	0.4738	0.3306	0.2371	0.1716	0.0883
December 15, 2011	2.2128	1.7324	1.3918	1.1371	0.9441	0.7685	0.6804	0.5159	0.4069	0.3302	0.2295	0.1652	0.1201	0.0615
December 15, 2012	2.2128	1.4580	1.1001	0.8387	0.6491	0.4880	0.4132	0.2883	0.2181	0.1747	0.1225	0.0898	0.0662	0.0341
December 15, 2013 and thereafter	2.2128	1.2885	0.8739	0.5344	0.2559	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
_______________

(1)
The Stock Prices set forth in the table shall be adjusted as of any date on which the Conversion Rate of the Convertible Preferred Stock is adjusted pursuant to Section 7 by multiplying the applicable price in effect immediately before the adjustment by a fraction: (A) whose numerator is the Conversion Rate immediately before the adjustment; and (B) whose denominator is the adjusted Conversion Rate.  In addition, the number of Additional Shares shall be adjusted at the same time, in the same manner in which, and for the same events for which, the Conversion Rate is adjusted pursuant to Section 7.

(d)           The exact Stock Price and Effective Date may not be set forth on the table above, in which case:

(i)           if the Stock Price is between two Stock Prices on the table or the Effective Date is between two Effective Dates on the table, the Make-Whole Premium shall be determined by straight-line interpolation between Make-Whole Premium amounts set forth for the higher and lower Stock Prices and the two Effective Dates, as applicable, based on a 365-day year;

(ii)           if the Stock Price is in excess of $100.00 per share (subject to adjustment in the same manner as the Stock Price), no Make-Whole Premium will be paid; and

(iii)           if the Stock Price is less than or equal to $20.75 per share (subject to adjustment in the same manner as the Stock Price), no Make-Whole Premium will be paid.

5.           Voting.

(a)           The Holders of Convertible Preferred Stock shall have no voting rights except as set forth below or as otherwise required by Bermuda law from time to time:

(i)           If and whenever at any time or times a Voting Rights Triggering Event occurs, then the holders of shares of Convertible Preferred Stock, voting as a single class with any other preferred shares or preference securities having similar voting rights that are exercisable (including the 7.25% Preferred Stock) (together, the “Voting Rights Class”), shall be entitled at the next regular or special meeting of shareholders of the Company to elect two additional directors to the Board of Directors. Upon the election of any such additional directors, the number of directors that comprise the Board of Directors shall be increased by such number of additional directors.

(ii)           Such voting rights may be exercised at a special meeting of the Company’s shareholders, or at any annual meeting of shareholders held for the purpose of electing directors, and thereafter at each such annual meeting until such time as all dividends in arrears on the shares of Convertible Preferred Stock shall have been paid in full, at which time or times such voting rights and the term of the directors elected pursuant to Section 5(a)(i) shall terminate.

(iii)           At any time after voting power to elect directors shall have become vested and be continuing in the holders of the Convertible Preferred Stock, or if a vacancy shall exist in the office of any such additional director, the Board of Directors may, and upon written request of the holders of record of at least 25% of the outstanding Convertible Preferred Stock addressed to the chairman of the board of the Company shall, call a special meeting of the Voting Rights Class for the purpose of electing the directors that such holders are entitled to elect.  At any meeting at which the holders of the Voting Rights Class shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of shares representing more than fifty percent (50%) of the then outstanding shares of Convertible Preferred Stock shall be required and shall be sufficient to constitute a quorum of such Convertible Preferred Stock.

(iv)           Any director elected pursuant to the voting rights created under this Section 5(a) shall hold office until the next annual meeting of shareholders (unless such term was previously terminated pursuant to Section 5(a)(ii)) and any vacancy in respect of any such director shall be filled only by vote of the remaining director so elected by holders of the Voting Rights Class, or if there be no such remaining director, by the holders of shares of the Voting Rights Class at the next annual meeting of shareholders. Upon any termination of such voting rights, the term of office of all directors elected pursuant to this Section 5 shall terminate.

(v)           So long as any shares of Convertible Preferred Stock remain outstanding, unless a greater percentage shall then be required by law, the Company shall not, without the affirmative vote or consent of the holders of at least (A) 66-2/3% of the outstanding Convertible Preferred Stock voting or consenting, as the case may be, separately as one class, create, authorize or issue any class or series of Senior Stock (or any security convertible into Senior Stock) or (B) 75% of the outstanding Convertible Preferred Stock voting or consenting, as the case may be, separately as one class, amend the Memorandum of Association by merger or otherwise so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of Convertible Preferred Stock, provided that for avoidance of doubt, Holders of Convertible Preferred Stock shall not be entitled to vote with respect to any merger or similar transaction contemplated by Section 7(h) where the provisions thereof are complied with by either the Company or the surviving or resulting Person if such transaction does not otherwise amend the terms of the Convertible Preferred Stock in a manner that would affect adversely the rights of Holders of the Convertible Preferred Stock.

(vi)           In exercising the voting rights set forth in this Section 5(a), each share of Convertible Preferred Stock shall be entitled to one vote, unless another series of preferred shares or preference securities is then included in the Voting Rights Class, in which case the number of votes attributable to each share of Convertible Preferred Stock and such other series included in the Voting Rights Class shall be in proportion to the respective liquidation preferences of such shares.

(b)           The Company may authorize, increase the authorized amount of, or issue any class or series of Parity Stock or Junior Stock, without the consent of the holders of the Convertible Preferred Stock, and in taking such actions the Company shall not be deemed to have affected adversely the rights, preferences, privileges or voting rights of holders of shares of Convertible Preferred Stock.

6.           Liquidation Rights.

(a)           In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, each holder of shares of Convertible Preferred Stock shall be entitled to receive and to be paid out of the assets of the Company available for distribution to its shareholders the Liquidation Preference plus Accumulated Dividends and Accrued Dividends thereon to the date fixed for liquidation, winding up or dissolution, in preference to the holders of, and before any payment or distribution is made on, any Junior Stock, including, without limitation, on Common Stock.

(b)           Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the assets or business of the Company (other than in connection with the liquidation, winding-up or dissolution of its business) nor the merger or consolidation of the Company into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 6.

(c)           After the payment to the holders of the shares of Convertible Preferred Stock of full preferential amounts provided for in this Section 6, the holders of Convertible Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.

(d)           In the event the assets of the Company available for distribution to the holders of shares of Convertible Preferred Stock upon any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 6(a), no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Convertible Preferred Stock, equally and ratably, in proportion to the full distributable amounts for which holders of all Convertible Preferred Stock and of any Parity Stock are entitled upon such liquidation, winding-up or dissolution.

7.           Conversion.

(a)           Each holder of Convertible Preferred Stock shall have the right, at any time, at its option, to convert, subject to the terms and provisions of this Section 7, any or all of such holder’s shares of Convertible Preferred Stock into such whole number of fully paid and nonassessable shares of Common Stock per share of converted Convertible Preferred Stock as is equal, subject to Section 7(h), to the Conversion Rate in effect on the Conversion Date.

(b)           The conversion right of a holder of Convertible Preferred Stock shall be exercised by the holder by the surrender to the Company of the certificates representing shares to be converted at any time during usual business hours at its principal place of business or the offices of its duly appointed Transfer Agent to be maintained by it, accompanied by (i) written notice to the Company in the form of Exhibit B hereto that the holder elects to convert all or a portion of the shares of Convertible Preferred Stock represented by such certificate and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued, (ii) (if so required by the Company or its duly appointed Transfer Agent) by a written instrument or instruments of transfer in form reasonably satisfactory to the Company or its duly appointed Transfer Agent duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 7(j), and (iii) any payment required pursuant to Section 3(e). The date on which a Holder complies with the procedures in this clause (b) is the “Conversion Date.” Payments of cash for dividends and in lieu of fractional shares and, if shares of the Company’s Common Stock are to be delivered, a share certificate or certificates, will be delivered to the holder, or in the case of global certificates, a book-entry transfer through DTC will be made by the Transfer Agent. Such delivery will be made as promptly as practicable, but in no event later than three Business Days following the Conversion Date.

(c)           As of to the close of business on the Conversion Date with respect to a conversion, a converting holder of Convertible Preferred Stock shall be deemed to be the holder of record of Common Stock issuable upon conversion of such holder’s Convertible Preferred Stock notwithstanding that the share register of the Company shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such holder. On the Conversion Date, all rights with respect to the shares of Convertible Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except only the rights of holders thereof to (i) receive certificates for the number of whole shares of Common Stock into which such shares of Convertible Preferred Stock have been converted (with such adjustment or cash payment for fractional shares as the Company may elect pursuant to Section 9); (ii) receive a Make-Whole Premium, if any, payable upon a Fundamental Change, in accordance with Section 4A; and (iii) exercise the rights to which they are thereafter entitled as holders of Common Stock.

(d)           The Conversion Rate shall be subject to the following adjustments (except as provided in Section 7(e)), without duplication:

(i)           If the Company issues shares of Common Stock as a dividend or distribution on shares of Common Stock, or if the Company effects a share split or share combination, the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0
where,

CR0 =
the Conversion Rate in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;

CR1 =
the Conversion Rate in effect immediately after the open of business on the Ex-Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;

OS0 =
the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be; and

OS1 =	the number of shares of Common Stock outstanding immediately after such dividend or distribution, or such share split or share combination, as the case may be.

Any adjustment made under this Section 7(d)(i) shall become effective immediately after the open of business on the Ex-Date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination. If any dividend or distribution of the type described in this first bullet is declared but not so paid or made, or any share split or combination of the type described in this Section 7(d)(i) is announced but the outstanding shares of Common Stock are not split or combined, as the case may be, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, or not to split or combine the outstanding shares of Common Stock, as the case may be, to the Conversion Rate that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.

(ii)           If the Company distributes to all or substantially all holders of its Common Stock any rights, options or warrants entitling them, for a period expiring not more than 60 days immediately following the record date of such distribution, to purchase or subscribe for shares of Common Stock at a price per share less than the average of the Daily VWAP of the Common Stock over the 10 consecutive Trading-Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution, the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x	OS0 + X
OS0 + Y
where,

CR0 =	the Conversion Rate in effect immediately prior to the open of business on the Ex-Date for such distribution;

CR1 =	the Conversion Rate in effect immediately after the open of business on the Ex-Date for such distribution;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Date for such distribution;

X =	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y =
the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the Daily VWAP of the Common Stock over the 10 consecutive Trading-Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution.

Any increase made under this Section 7(d)(ii) will be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the Ex-Date for such distribution. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such Ex-Date for such distribution had not occurred.

In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such average of the Daily VWAP for the 10 consecutive Trading-Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution, and in determining the aggregate offering price of such shares of the Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

If the Company issues rights, options or warrants that are only exercisable upon the occurrence of certain triggering events (a “Trigger Event”), then (i) the Conversion Rate will not be adjusted pursuant to Section 7(d)(ii) until the earliest of these triggering events occurs; and (ii) the Conversion Rate shall be readjusted to the extent any of these rights, options or warrants are not exercised before they expire.

(iii)           If the Company distributes shares of its capital stock, evidences of its indebtedness or other assets, securities or property, to all or substantially all holders of Common Stock, excluding: (A) dividends or distributions referred to in Section 7(d)(i) and 7(d)(ii); (B) dividends or distributions paid exclusively in cash referred to Section 7(d)(iv); and Spin-offs to which the provisions set forth in the latter portion of this Section 7(d)(iii) shall apply, then the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x	SP0
SP0 – FMV
where.

CR0 =	the Conversion Rate in effect immediately prior to the open of business on the Ex-Date for such distribution;

CR1 =	the Conversion Rate in effect immediately after the open of business on the Ex-Date for such distribution;

SP0 =	the average of the Daily VWAP of the Common Stock over the 10 consecutive Trading-Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution; and

FMV =
the fair market value (as determined by the Board of Directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, securities or property distributable with respect to each outstanding share of Common Stock on the Ex-Date for such distribution.

If ‘‘FMV’’ (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each holder of a share of Convertible Preferred Stock shall receive, at the same time and upon the same terms as holders of the Common Stock, the amount and kind of the Company’s capital stock, evidences of indebtedness, other assets, securities or property that such holder would have received as if such holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Ex-Date for the distribution.

Any increase made under the foregoing portion of this Section 7(d)(iii) will become effective immediately after the open of business on the Ex-Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

With respect to an adjustment pursuant to this Section 7(d)(iii) where there has been a payment of a dividend or other distribution on the Common Stock of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit where such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the spin-off (as defined below)) on a national securities exchange (a “Spin-Off”), the Conversion Rate in effect immediately before 5:00 p.m., New York City time, on the tenth Trading Day immediately following, and including, the Ex-Date for the Spin-Off will be increased based on the following formula:

CR1 = CR0 x	FMV + MP0
MP0
where,

CR0 =	the Conversion Rate in effect immediately prior to the close of business on the tenth Trading Day immediately following, and including, the Ex-Date for the Spin-Off;

CR1 =	the Conversion Rate in effect immediately after the close of business on the tenth Trading Day immediately following, and including, the Ex-Date for the Spin-Off;

FMV =
the average of the volume-weighted average sale prices of the capital stock or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock over the 10 consecutive Trading-Day period immediately following, and including, the Ex-Date for the Spin-Off; and

MP0 =	the average of the Daily VWAP of the Common Stock over the 10 consecutive Trading-Day period immediately following, and including, the Ex-Date for the Spin-Off.

The adjustment to the Conversion Rate under the preceding paragraph will occur at the close of business on the tenth Trading Day immediately following, and including, the Ex-Date for the Spin-Off; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the 10 Trading Days following, and including, the effective date of any Spin-Off, references within the portion of this Section 7(d)(iii) related to Spin-Offs to 10 consecutive Trading Days shall be deemed replaced with such lesser number of consecutive Trading Days as have elapsed between the effective date of such Spin-Off and the relevant Conversion Date.

(iv)           If any cash dividend or distribution is made to all or substantially all holders of the Common Stock, the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x	SP0
SP0 – C
where,

CR0 =	the Conversion Rate in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution;

CR1 =	the Conversion Rate in effect immediately after the open of business on the Ex-Date for such dividend or distribution;

SP0 =	the average of the Daily VWAP of the Common Stock over the 10 consecutive Trading-Day period immediately preceding the Ex-Date for such dividend or distribution; and

C =	the amount in cash per share of Common Stock we distribute to holders of the Common Stock.

Such increase shall become effective immediately after the open of business on the Ex-Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a share of Convertible Preferred Stock shall receive, at the same time and upon the same terms as holders of the Common Stock, the amount of cash that such holder would have received as if such holder owned a number of shares of Common Stock equal to the Conversion Rate on the Ex-Date for such cash dividend or distribution.

(v)           If the Company or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for Common Stock, if the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Daily VWAP of the Common Stock over the 10 consecutive Trading-Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x	AC + (SP1 x OS1)
OS0 x SP1

where,

CR0 =
the Conversion Rate in effect immediately prior to the close of business on the last Trading Day of the 10 consecutive Trading-Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR1 =
the Conversion Rate in effect immediately after the close of business on the last Trading Day of the 10 consecutive Trading-Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC=	the aggregate value of all cash and any other consideration (as determined by the Board of Directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires;

OS1 =
the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer and excluding fractional shares); and

SP1 =
the average of the Daily VWAP of the Common Stock over the 10 consecutive Trading-Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The increase to the Conversion Rate under the preceding paragraph will occur at the close of business on the tenth Trading Day immediately following, but excluding, the date such tender or exchange offer expires; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the 10 Trading Days immediately following, but excluding, the date that any such tender or exchange offer expires, references within this Section 7(d)(v) to 10 consecutive Trading Days shall be deemed replaced with such lesser number of consecutive Trading Days as have elapsed between the date such tender or exchange offer expires and the relevant conversion date.

Notwithstanding the foregoing, if a Conversion Rate adjustment becomes effective on any Ex-Date as described above, and a holder converts its Convertible Preferred Stock on or after such Ex-Date and on or prior to the related record date would be treated as the record holder of shares of Common Stock as of the related Conversion Date set forth in Section 7(b) based on an adjusted Conversion Rate for such Ex-Date, then, notwithstanding the foregoing Conversion Rate adjustment provisions, the Conversion Rate adjustment relating to such Ex-Date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of Common Stock on an un-adjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(vi)           Notwithstanding anything herein to the contrary, no adjustment under this Section 7(d) need be made to the Conversion Rate unless such adjustment would require an increase or decrease of at least 1% of the Conversion Rate then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Rate; provided that on the date of an optional conversion (including any conversion in connection with a Fundamental Change) or the date of a mandatory conversion pursuant to Section 8, adjustments to the Conversion Rate will be made with respect to any such adjustment carried forward that has not been taken into account before such date.  Adjustments to the Conversion Rate will be calculated to the nearest 1/10,000th of a share.

(vii)           To the extent permitted by law and the continued listing requirements of NASDAQ, the Company may, from time to time, increase the Conversion Rate by any amount for a period of at least 20 business days or any longer period permitted or required by law, so long as the increase is irrevocable during that period and the Board of Directors determines that the increase is in the Company’s best interests. The Company will mail a notice of the increase to registered holders at least 15 days before the day the increase commences. In addition, the Company may, but is not obligated to, increase the Conversion Rate as it determines to be advisable in order to avoid or diminish taxes to recipients of certain distributions.

(viii)           To the extent that the Company has a shareholder rights plan or agreement in effect upon conversion of the Convertible Preferred Stock, which rights plan provides for rights or warrants of the type described in Section 7(d)(ii), then upon conversion of Convertible Preferred Stock the Holder will receive, in addition to the Common Stock to which he is entitled, a corresponding number of rights in accordance with the rights plan, unless a Trigger Event has occurred and the adjustments to the Conversion Rate with respect thereto have been made in accordance with the foregoing. In lieu of any such adjustment, the Company may amend such applicable shareholder rights plan or agreement to provide that upon conversion of the Convertible Preferred Stock the Holders will receive, in addition to the Common Stock issuable upon such conversion, the rights that would have attached to such Common Stock if the Trigger Event had not occurred under such applicable shareholder rights plan or agreement.

(e)           Notwithstanding anything to the contrary in Section 7(d), no adjustment to the Conversion Rate shall be made with respect to any transaction described in Section 7(d) (other than for share splits or share combinations) if the Company makes provision for each holder of a share of Convertible Preferred Stock to participate in the transaction, at the same time as holders of the Common Stock participate, without conversion, as if such holder held a number of shares of Common Stock equal to the Conversion Rate in effect on the Ex-Date or effective date.

(f)           The Conversion Rate will not be adjusted: (i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities; (ii) upon the issuance of any shares of Common Stock, restricted stock or restricted stock units, nonqualified stock options, incentive stock options or any other options or rights (including stock appreciation rights) to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of its subsidiaries; (iii) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) above and outstanding as of the Issue Date; (iv) for Accumulated Dividends or Accrued Dividends, if any; (v) upon the repurchase of any shares of Common Stock pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer; or (vi) for a change in the par value of shares of the Common Stock.

(g)           Upon any increase or decrease in the Conversion Rate, then, and in each such case, the Company promptly shall deliver, or cause to be delivered, to each holder of Convertible Preferred Stock a certificate signed by an authorized officer of the Company, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Rate then in effect following such adjustment.

(h)           In the case of any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination or reclassification described in Section 7(d)(i)), a consolidation, merger or combination involving the Company, a sale, lease or other transfer to a third party of the consolidated assets of the Company and the Company’s subsidiaries substantially as an entirety, or any statutory share exchange, in each case as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any of the foregoing, a “Transaction”), then, at the effective time of the Transaction, the right to convert each share of Convertible Preferred Stock into Common Stock shall, without the consent of any holder of Convertible Preferred Stock, be changed into a right to convert such shares only into the kind and amount of shares, other securities or other property or assets (of the Company or another issuer), including cash or any combination thereof, receivable upon such Transaction by a holder of the number of shares of Common Stock into which such share of Convertible Preferred Stock could have been converted immediately prior to such Transaction, after giving effect to any adjustment (the “Reference Property”). In the event holders of the Common Stock have the opportunity to elect the form of consideration to be received in such Transaction, the Reference Property into which the Convertible Preferred Stock will be convertible shall be deemed to be the weighted average of the types of consideration received by holders of the Common Stock who affirmatively make such an election. The provisions of this Section 7(h) and any equivalent thereof in any such securities similarly shall apply to successive Transactions. The Company shall not become a party to any Transaction unless its terms are consistent with the foregoing.

(i)           The Company shall at all times reserve and keep available for issuance upon the conversion of the Convertible Preferred Stock such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Convertible Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Convertible Preferred Stock or the payment or partial payment of dividends declared on Convertible Preferred Stock that are payable in Common Stock.

(j)           The issuance or delivery of certificates for Common Stock upon the conversion of shares of Convertible Preferred Stock or the payment or partial payment of a dividend on Convertible Preferred Stock in Common Stock, shall be made without charge to the converting holder or recipient of shares of Convertible Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the shares of Convertible Preferred Stock converted; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of the relevant Convertible Preferred Stock and the Company shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

8.           Mandatory Conversion.

(a)           At any time on or after December 15, 2013, the Company shall have the right, at its option, to cause the Convertible Preferred Stock, in whole but not in part, to be automatically converted into that number of whole shares of Common Stock for each share of Convertible Preferred Stock equal to the Conversion Rate then in effect, with such adjustment or cash payment for fractional shares as the Company may elect pursuant to Section 9. The Company may exercise its right to cause a mandatory conversion pursuant to this Section 8(a) only if the Daily VWAP of the Common Stock equals or exceeds 130% of the then-prevailing Conversion Price for at least 20 Trading Days in a period of 30 consecutive Trading Days, including the last Trading Day of such 30-day period, ending on the Trading Day prior to the Company’s issuance of a press release announcing the mandatory conversion as described in Section 8(b).

(b)           To exercise the mandatory conversion right described in Section 8(a), the Company must issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Company) prior to the opening of business on the first Trading Day following any date on which the conditions described in Section 8(a) are met, announcing such a mandatory conversion. The Company shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the Convertible Preferred Stock (not more than four Business Days after the date of the press release) of the mandatory conversion announcing the Company’s intention to convert the Convertible Preferred Stock. The conversion date will be a date selected by the Company (the “Mandatory Conversion Date”) and will be no more than 10 Business Days after the date on which the Company issues the press release described in this Section 8(b).

(c)           In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion described in Section 8(b) shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of shares of Common Stock to be issued upon conversion of each share of Convertible Preferred Stock; and (iii) that dividends on the Convertible Preferred Stock to be converted will cease to accrue on the Mandatory Conversion Date.

(d)           On and after the Mandatory Conversion Date, dividends shall cease to accrue on the Convertible Preferred Stock called for a mandatory conversion pursuant to Section 8(a) and all rights of holders of such Convertible Preferred Stock shall terminate except for the right to receive the whole shares of Common Stock issuable upon conversion thereof with such adjustment or cash payment for fractional shares as the Company may elect pursuant to Section 9. The dividend payment with respect to the Convertible Preferred Stock called for a mandatory conversion pursuant to Section 8(a) on a date during the period between the close of business on any Dividend Record Date to the close of business on the corresponding Dividend Payment Date shall be payable on such Dividend Payment Date to the record holder of such share on such Dividend Record Date if such share has been converted after such Dividend Record Date and prior to such Dividend Payment Date.

(e)           The Company may not authorize, issue a press release or give notice of any mandatory conversion pursuant to Section 8(a) unless, prior to giving the conversion notice, all Accumulated Dividends on the Convertible Preferred Stock for periods ended prior to the later of (i) December 15, 2013 and (ii) the date of such conversion notice shall have been paid.

(f)           In addition to the mandatory conversion right described in Section 8(a), if there are fewer than [100,000] shares of Convertible Preferred Stock outstanding, the Company shall have the right, at any time on or after December 15, 2013, at its option, to cause all outstanding Convertible Preferred Stock to be automatically converted into that number of whole shares of Common Stock equal to the greater of (i) the then-prevailing Conversion Rate and (ii) the Liquidation Preference divided by the Market Value of the Common Stock as determined on the second Trading Day immediately prior to the Mandatory Conversion Date, with such adjustment or cash payment for fractional shares as the Company may elect pursuant to Section 9. The provisions of clauses (b) (other than requirements relating to the conditions in Section 8(a)), (c), (d) and (e) of this Section 8 shall apply to any mandatory conversion pursuant to this clause (f); provided, however, that (i) the Mandatory Conversion Date described in Section 8(b) shall not be less than 15 days nor more than 30 days after the date on which the Company issues a press release pursuant to Section 8(b) announcing such mandatory conversion and (ii) the press release and notice of mandatory conversion described in Section 8(c) need not state the number of shares of Common Stock to be issued upon conversion of each share of Convertible Preferred Stock.

9.           No Fractional Shares

.  No fractional shares of Common Stock or securities representing fractional shares of Common Stock shall be issued upon conversion of the Convertible Preferred Stock, whether voluntary or mandatory, or in respect of dividend payments made in Common Stock on the Convertible Preferred Stock. Instead, the Company may elect to either make a cash payment to each holder that would otherwise be entitled to a fractional share (based on the Daily VWAP of such fractional share determined as of the second Trading Day immediately prior to the payment thereof) or, in lieu of such cash payment, the number of shares of Common Stock to be issued to any particular holder upon conversion or in respect of dividend payments shall be rounded up to the nearest whole share.

10.           Certificates.

(a)           Form and Dating. The Convertible Preferred Stock certificate shall be substantially in the form set forth in Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate of Designations. The Convertible Preferred Stock certificate may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage; provided that any such notation, legend or endorsement is in a form acceptable to the Company. Each Convertible Preferred Stock certificate shall be dated the date of its countersignature and registration.

(i)           Global Convertible Preferred Stock. The Convertible Preferred Stock shall be issued initially in the form of one or more fully registered global certificates with the global securities legend set forth in Exhibit A hereto (the “Global Convertible Preferred Stock”), which shall be deposited on behalf of the purchasers represented thereby with the Transfer Agent, as custodian for DTC (or with such other custodian as DTC may direct), and registered in the name of DTC or a nominee of DTC, duly executed by the Company and countersigned and registered by the Transfer Agent as hereinafter provided. The number of shares of Convertible Preferred Stock represented by Global Convertible Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and DTC or its nominee as hereinafter provided.

(ii)           Book-Entry Provisions. In the event Global Convertible Preferred Stock is deposited with or on behalf of DTC, the Company shall execute and the Transfer Agent shall countersign, register and deliver initially one or more Global Convertible Preferred Stock certificates that (a) shall be registered in the name of DTC as depository for such Global Convertible Preferred Stock or the nominee of DTC and (b) shall be delivered by the Transfer Agent to DTC or pursuant to DTC’s instructions or held by the Transfer Agent as custodian for DTC.

Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Certificate of Designations with respect to any Global Convertible Preferred Stock held on their behalf by DTC or by the Transfer Agent as the custodian of DTC or under such Global Convertible Preferred Stock, and DTC may be treated by the Company, the Transfer Agent and any agent of the Company or the Transfer Agent as the absolute owner of such Global Convertible Preferred Stock for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Transfer Agent or any agent of the Company or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Convertible Preferred Stock.

(iii)           Certificated Convertible Preferred Stock. Except as provided in paragraph 10(c), owners of beneficial interests in Global Convertible Preferred Stock will not be entitled to receive physical delivery of Convertible Preferred Stock in fully registered certificated form (“Certificated Convertible Preferred Stock”).

(b)           Execution, Countersignature and Registration. Two Officers shall sign the Convertible Preferred Stock certificate for the Company by manual or facsimile signature.

If an Officer whose signature is on a Convertible Preferred Stock certificate no longer holds that office at the time the Transfer Agent countersigns and registers the Convertible Preferred Stock certificate, the Convertible Preferred Stock certificate shall be valid nevertheless.

A Convertible Preferred Stock certificate shall not be valid until an authorized signatory of the Transfer Agent signs the Convertible Preferred Stock certificate by manual signature. The signature shall be conclusive evidence that the Convertible Preferred Stock certificate has been countersigned and registered under this Certificate of Designations.

The Transfer Agent shall countersign, register and deliver certificates of Convertible Preferred Stock for original issue upon a written order of the Company signed by two Officers or by an Officer and an Assistant Treasurer of the Company. Such order shall specify the number of shares of Convertible Preferred Stock to be countersigned and registered and the date on which the original issue of the Convertible Preferred Stock is to be countersigned and registered.

The Transfer Agent may appoint a countersignature and registration agent reasonably acceptable to the Company to countersign and register the certificates for the Convertible Preferred Stock. Unless limited by the terms of such appointment, a countersignature and registration agent may countersign and register certificates for the Convertible Preferred Stock whenever the Transfer Agent may do so. Each reference in this Certificate of Designations to countersignature and registration by the Transfer Agent includes countersignature and registration by such agent. A countersignature and registration agent has the same rights as the Transfer Agent or agent for service of notices and demands.

(c)           Transfer and Exchange.

(i)           Transfer and Exchange of Certificated Convertible Preferred Stock. When Certificated Convertible Preferred Stock is presented to the Transfer Agent with a request to register the transfer of such Certificated Convertible Preferred Stock or to exchange such Certificated Convertible Preferred Stock for an equal number of shares of Certificated Convertible Preferred Stock, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Certificated Convertible Preferred Stock surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Transfer Agent, duly executed by the Holder thereof or its attorney duly authorized in writing.

(ii)           Restrictions on Transfer of Certificated Convertible Preferred Stock for a Beneficial Interest in Global Convertible Preferred Stock. Certificated Convertible Preferred Stock may not be exchanged for a beneficial interest in Global Convertible Preferred Stock except upon satisfaction of the requirements set forth below. Upon receipt by the Transfer Agent of Certificated Convertible Preferred Stock, duly endorsed or accompanied by appropriate instruments of transfer, in form reasonably satisfactory to the Company and the Transfer Agent, together with written instructions directing the Transfer Agent to make, or to direct DTC to make, an adjustment on its books and records with respect to such Global Convertible Preferred Stock to reflect an increase in the number of shares of Convertible Preferred Stock represented by the Global Convertible Preferred Stock, then the Transfer Agent shall cancel such Certificated Convertible Preferred Stock and cause, or direct DTC to cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of shares of Convertible Preferred Stock represented by the Global Convertible Preferred Stock to be increased accordingly. If no Global Convertible Preferred Stock is then outstanding, the Company shall issue and the Transfer Agent shall countersign and register, upon written order of the Company in the form of an Officers’ Certificate, a new Global Convertible Preferred Stock representing the appropriate number of shares.

(iii)           Transfer and Exchange of Global Convertible Preferred Stock. The transfer and exchange of Global Convertible Preferred Stock or beneficial interests therein shall be effected through DTC, in accordance with this Certificate of Designations (including applicable restrictions on transfer set forth herein, if any) and the procedures of DTC therefor.

(iv)           Transfer of a Beneficial Interest in Global Convertible Preferred Stock for Certificated Convertible Preferred Stock.

(A)            Any Person having a beneficial interest in Convertible Preferred Stock may upon request, but only with the consent of the Company, exchange such beneficial interest for Certificated Convertible Preferred Stock representing the same number of shares of Convertible Preferred Stock. Upon receipt by the Transfer Agent of written instructions or such other form of instructions as is customary for DTC from DTC or its nominee on behalf of any Person having a beneficial interest in Global Convertible Preferred Stock, then, the Transfer Agent or DTC, at the direction of the Transfer Agent, shall cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of shares of Convertible Preferred Stock represented by Global Convertible Preferred Stock to be reduced on its books and records and, following such reduction, the Company shall execute and the Transfer Agent shall countersign, register and deliver to the transferee Certificated Convertible Preferred Stock.

(B)            Certificated Convertible Preferred Stock issued in exchange for a beneficial interest in a Global Convertible Preferred Stock pursuant to this paragraph 10(c)(iv) shall be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Transfer Agent. The Transfer Agent shall deliver such Certificated Convertible Preferred Stock to the Persons in whose names such Convertible Preferred Stock are so registered in accordance with the instructions of DTC.

(v)           Restrictions on Transfer and Exchange of Global Convertible Preferred Stock. Notwithstanding any other provisions of this Certificate of Designations (other than the provisions set forth in paragraph 10(c)(vi)), Global Convertible Preferred Stock may not be transferred as a whole except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depository or a nominee of such successor depository.

(vi)           Countersignature and Registration of Certificated Convertible Preferred Stock. If at any time:

(A)            DTC notifies the Company that DTC is unwilling or unable to continue as depository for the Global Convertible Preferred Stock and a successor depository for the Global Convertible Preferred Stock is not appointed by the Company within 90 days after delivery of such notice;

(B)            DTC ceases to be a clearing agency registered under the Exchange Act and a successor depository for the Global Convertible Preferred Stock is not appointed by the Company within 90 days; or

(C)            the Company, in its sole discretion, notifies the Transfer Agent in writing that it elects to cause the issuance of Certificated Convertible Preferred Stock under this Certificate of Designations, then the Company shall execute, and the Transfer Agent, upon receipt of a written order of the Company signed by two Officers or by an Officer and an Assistant Treasurer of the Company requesting the countersignature, registration and delivery of Certificated Convertible Preferred Stock to the Persons designated by the Company, shall countersign, register and deliver Certificated Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock represented by the Global Convertible Preferred Stock, in exchange for such Global Convertible Preferred Stock.

(vii)           Cancelation or Adjustment of Global Convertible Preferred Stock. At such time as all beneficial interests in Global Convertible Preferred Stock have either been exchanged for Certificated Convertible Preferred Stock, converted or canceled, such Global Convertible Preferred Stock shall be returned to DTC for cancelation or retained and canceled by the Transfer Agent. At any time prior to such cancelation, if any beneficial interest in Global Convertible Preferred Stock is exchanged for Certificated Convertible Preferred Stock, converted or canceled, the number of shares of Convertible Preferred Stock represented by such Global Convertible Preferred Stock shall be reduced and an adjustment shall be made on the books and records of the Transfer Agent with respect to such Global Convertible Preferred Stock, by the Transfer Agent or DTC, to reflect such reduction.

(viii)           Obligations with Respect to Transfers and Exchanges of Convertible Preferred Stock.

(A)            To permit registrations of transfers and exchanges, the Company shall execute and the Transfer Agent shall countersign and register Certificated Convertible Preferred Stock and Global Convertible Preferred Stock as required pursuant to the provisions of this paragraph 10(c).

(B)            All Certificated Convertible Preferred Stock and Global Convertible Preferred Stock issued upon any registration of transfer or exchange of Certificated Convertible Preferred Stock or Global Convertible Preferred Stock shall be the valid obligations of the Company, entitled to the same benefits under this Certificate of Designations as the Certificated Convertible Preferred Stock or Global Convertible Preferred Stock surrendered upon such registration of transfer or exchange.

(C)            Prior to due presentment for registration of transfer of any shares of Convertible Preferred Stock, the Transfer Agent and the Company may deem and treat the Person in whose name such shares of Convertible Preferred Stock are registered as the absolute owner of such Convertible Preferred Stock and neither the Transfer Agent nor the Company shall be affected by notice to the contrary.

(D)            No service charge shall be made to a Holder for any registration of transfer or exchange upon surrender of any Convertible Preferred Stock certificate or Common Stock certificate at the office of the Transfer Agent maintained for that purpose. However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Convertible Preferred Stock certificates or Common Stock certificates.

(ix)           No Obligation of the Transfer Agent.

(A)            The Transfer Agent shall have no responsibility or obligation to any beneficial owner of Global Convertible Preferred Stock, a member of or a participant in, DTC or any other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Convertible Preferred Stock or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice or the payment of any amount, under or with respect to such Global Convertible Preferred Stock. All notices and communications to be given to the Holders and all payments to be made to Holders under the Convertible Preferred Stock shall be given or made only to the Holders (which shall be DTC or its nominee in the case of the Global Convertible Preferred Stock). The rights of beneficial owners in any Global Convertible Preferred Stock shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Transfer Agent may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

(B)            The Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Certificate of Designations or under applicable law with respect to any transfer of any interest in any Convertible Preferred Stock (including any transfers between or among DTC participants, members or beneficial owners in any Global Convertible Preferred Stock) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Certificate of Designations, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(d)           Replacement Certificates. If any of the Convertible Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Convertible Preferred Stock certificate, or in lieu of and substitution for the Convertible Preferred Stock certificate lost, stolen or destroyed, a new Convertible Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Convertible Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Convertible Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the Transfer Agent.

(e)           Temporary Certificates. Until definitive Convertible Preferred Stock certificates are ready for delivery, the Company may prepare and the Transfer Agent shall countersign temporary Convertible Preferred Stock certificates. Temporary Convertible Preferred Stock certificates shall be substantially in the form of definitive Convertible Preferred Stock certificates but may have variations that the Company considers appropriate for temporary Convertible Preferred Stock certificates. Without unreasonable delay, the Company shall prepare and the Transfer Agent shall countersign definitive Convertible Preferred Stock certificates and deliver them in exchange for temporary Convertible Preferred Stock certificates.

(f)           Cancelation. In the event the Company shall purchase or otherwise acquire Certificated Convertible Preferred Stock, the same shall thereupon be delivered to the Transfer Agent for cancelation.

(i)           At such time as all beneficial interests in Global Convertible Preferred Stock have either been exchanged for Certificated Convertible Preferred Stock, converted, repurchased or canceled, such Global Convertible Preferred Stock shall thereupon be delivered to the Transfer Agent for cancelation.

(ii)           The Transfer Agent and no one else shall cancel and destroy all Convertible Preferred Stock certificates surrendered for transfer, exchange, replacement or cancelation and deliver a certificate of such destruction to the Company unless the Company directs the Transfer Agent to deliver canceled Convertible Preferred Stock certificates to the Company. The Company may not issue new Convertible Preferred Stock certificates to replace Convertible Preferred Stock certificates to the extent they evidence Convertible Preferred Stock which the Company has purchased or otherwise acquired.

11.           Other Provisions.

(a)           With respect to any notice to a holder of shares of Convertible Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

(b)           Shares of Convertible Preferred Stock that have been issued and reacquired in any manner, including shares of Convertible Preferred Stock purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Bermuda) have the status of authorized but unissued shares of Preferred Stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock of the Company; provided that any issuance of such shares as Convertible Preferred Stock must be in compliance with the terms hereof.

(c)           The shares of Convertible Preferred Stock shall be issuable only in whole shares.

(d)           All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Notice to any Holder shall be given to the registered address set forth in the Company’s records for such Holder, or for Global Convertible Preferred Stock, to the Depository in accordance with its procedures.

(e)           Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay.

(f)           Holders of Convertible Preferred Stock shall not be entitled to any preemptive rights to acquire additional capital stock of the Company.

(g)           Notwithstanding any provision herein to the contrary, in accordance with Sections 4, 4A, 5, 7 or 8, the procedures for conversion and voting of shares of Convertible Preferred Stock represented by Global Convertible Preferred Stock will be governed by arrangements among DTC, its participants and Persons that may hold beneficial interests through such participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in Global Convertible Preferred Stock certificates may be subject to various policies and procedures adopted by DTC from time to time.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed this 28th day of October, 2010.

ENERGY XXI (BERMUDA) LIMITED

By:	/s/ David West Griffin
Name: David West Griffin
Title: Chief Financial Officer

EXHIBIT A

FORM OF CONVERTIBLE PREFERRED STOCK

[FACE OF CERTIFICATE]

5.625% CONVERTIBLE PERPETUAL PREFERRED SHARES
PAR VALUE $0.001	THIS CERTIFICATE IS TRANSFERABLE IN [CITY, STATE]
CERTIFICATE NUMBER	SHARES

ENERGY XXI (BERMUDA) LIMITED
INCORPORATED UNDER THE LAWS OF BERMUDA

CUSIP NO. 29274U 309

THIS CERTIFIES THAT

is the owner of

[THIS CERTIFICATE IS IN GLOBAL FORM AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY (“DTC”) OR A NOMINEE THEREOF. THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE COMPANY OR THE TRANSFER AGENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

FULLY PAID AND NON-ASSESSABLE SHARES OF THE
5.625% CONVERTIBLE PERPETUAL PREFERRED SHARES,
$0.001 PAR VALUE PER SHARE AND WITH A LIQUIDATION
PREFERENCE OF $250.00 PER SHARE, OF

Energy XXI (Bermuda) Limited transferable on the books of the Company by the holder hereof in person, or by duly authorized attorney, upon surrender of this certificate properly endorsed. This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

WITNESS the facsimile signatures of the duly authorized officers of the Company.

DATED
President

Secretary

COUNTERSIGNED AND REGISTERED CONTINENTAL STOCK TRANSFER AND TRUST COMPANY TRANSFER AGENT AND REGISTRAR

By
AUTHORIZED SIGNATURE
_______________________

1       Remove if not a global security.

[REVERSE OF CERTIFICATE]

ENERGY XXI (BERMUDA) LIMITED

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH SHAREHOLDER UPON REQUEST, A COPY OF THE FULL TEXT OF THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER RIGHTS OF THE SHARES OF EACH CLASS OF SHARES (AND ANY SERIES THEREOF) AUTHORIZED TO BE ISSUED TO THE COMPANY, AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to the applicable laws or regulations:

TEN COM	—as tenants in common
TEN ENT	—as tenants by the entireties
JT TEN	—as joint tenants with right of survivorship and not as tenants in common
UNIF GIFT MIN ACT	—___________Custodian __________under
(Cust) (Minor)
Uniform Gifts to Minors Act__________
(State)
UNIF TRF MIN ACT	—___________Custodian (until age___)___________
(Cust) &nbs p; (Minor)
under Uniform Transfers to Minors Act_________
(State)

Additional abbreviations may also be used though not in the above list.

THE SHARES OF 5.625% CONVERTIBLE PERPETUAL PREFERRED SHARES, $0.001 PAR VALUE PER SHARE AND WITH A LIQUIDATION PREFERENCE OF $250.00 PER SHARE (THE “CONVERTIBLE PREFERRED STOCK”), HAVE THE POWERS, DESIGNATIONS, PREFERENCES, AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS AS PROVIDED IN THE CERTIFICATE OF DESIGNATIONS RELATING TO THE CONVERTIBLE PREFERRED STOCK (THE “CERTIFICATE OF DESIGNATIONS”), IN ADDITION TO THOSE SET FORTH IN THE MEMORANDUM OF ASSOCIATION AND BYE-LAWS OF THE COMPANY.

EACH HOLDER SHALL HAVE THE RIGHT, AT SUCH HOLDER’S OPTION, AT ANY TIME, TO CONVERT ALL OR ANY PORTION OF SUCH HOLDER’S CONVERTIBLE PREFERRED STOCK INTO COMMON SHARES, $0.005 PAR VALUE PER SHARE, OF THE COMPANY (“COMMON STOCK”), AS PROVIDED IN THE CERTIFICATE OF DESIGNATIONS. ON OR AFTER DECEMBER 15, 2013, THE COMPANY MAY, AT ITS OPTION, AT ANY TIME OR FROM TIME TO TIME, CAUSE ALL OF THE CONVERTIBLE PREFERRED STOCK TO BE CONVERTED INTO SHARES OF COMMON STOCK, SUBJECT TO CERTAIN CONDITIONS AS PROVIDED IN THE CERTIFICATE OF DESIGNATIONS. THE PRECEDING DESCRIPTION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CERTIFICATE OF DESIGNATIONS, AND THE MEMORANDUM OF ASSOCIATION AND BYE-LAWS OF THE COMPANY.

For value received, ________________ hereby sell, assign and transfer unto ________________

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE, OF ASSIGNEE)

__________Shares represented by the within Certificate, and do hereby irrevocably constitute and appoint

_________Attorney to transfer the said shares on the books of the within-named Company with full power of substitution in the premises.

Dated:  _______________ 20_____

Signature

Signature

Notice: Signature to this assignment must correspond with the name as written upon the face of the certificate, in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed: Medallion Guarantee Stamp

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (Banks, Stockbrokers, Savings and Loan Associations and Credit Unions) WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15.

EXHIBIT B

NOTICE OF CONVERSION

(To be Executed by the Holder
in order to Convert the Convertible Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”) shares of 5.625% Convertible Perpetual Preferred Shares (the “Convertible Preferred Stock”) of Energy XXI (Bermuda) Limited (the “Company”), represented by share certificate No(s)  (the “Convertible Preferred Stock Certificates”), into common shares (“Common Stock”) of the Company according to the conditions of the Certificate of Designations of the Convertible Preferred Stock (the “Certificate of Designations”), as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith the Convertible Preferred Stock Certificates. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Convertible Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The undersigned represents and warrants that all offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Convertible Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the “Act”), or pursuant to any exemption from registration under the Act.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.

Date of Conversion:

Applicable Conversion Rate:

Number of shares of Convertible Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:2

Signature:

Name:

Address:3

Fax No.:

________________

[2]	Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Company or its Transfer Agent.

[3]	Address where shares of Common Stock and any other payments or certificates shall be sent by the Company.